THIRD AMENDMENT TO THE SERVICES AGREEMENT This Third Amendment to The Services Agreement (“Third Amendment”), effective as of December 1, 2022 (“Effective Date”), is made by and between Hot Topic, Inc., a California corporation (“Hot Topic”), and Torrid LLC, a California limited liability company (“Torrid”). Capitalized terms used herein shall have the respective definitions set forth in the Services Agreement. RECITALS WHEREAS, the Parties entered into the Services Agreement, dated August 1, 2019; as amended by the First Amendment, dated July 31, 2022; as further amended by the Second Amendment dated September 30, 2022 (collectively “Services Agreement”), whereby Torrid agreed to provide Hot Topic certain information technology services; WHEREAS, the Parties wish to extend the term of the Services Agreement and modify some of its terms as set forth herein; NOW THEREFORE, Hot Topic and Torrid agree that the Services Agreement shall be amended as follows: 1. The Term of the Services Agreement is hereby extended up to and through May 4, 2024. The Parties may mutually agree in writing to further extensions. 2. As of the Effective Date of this Amendment, Schedule 1 of the Services Agreement shall deleted in its entirety and Updated Schedule 1 (2022) attached hereto shall be included in its place. 3. Torrid shall provide application headcount support and infrastructure headcount support through May 4, 2024 for the following projects as noted in Annex 1: Store Intranet, SSIS and SSRS, Aspect, Lawson, Blackline, Trintech/Reconnect, Ascend, IBM Cognos TM1 + Certent, BizTalk/Mulesoft, JDA, Control M, TSM/Iron Mountain/Tape Backup, and Data Center. As of the Effective Date of this Amendment, Hot Topic shall pay Torrid $145,000 on a monthly basis for such application and infrastructure headcount support as further detailed in the “Fees” Section of the Updated Schedule 1 (2022) attached hereto. 4. Except as otherwise hereby amended, the Services Agreement is hereby ratified and confirmed in all other respects. By signing in the space provided below, the Parties hereto have accepted and agreed to all of the terms and conditions hereof. DocuSign Envelope ID: 58189915-020F-4AFA-AE45-7CF75C8F010F

DocuSign Envelope ID: 58189915-020F-4AFA-AE45-7CF75C8F010F

HOT TOPIC, INC.

By: DocuSigned by: Mike Yerkes F9CC35AB89DD484...

Name: Mike Yerkes

Title: COO

Date: 12/1/2022

TORRID LLC

By: DocuSigned by: 86A4FE6875584ED...

Name: Tim Martin

Title: CFO

Date: 12/1/2022

HOT TOPIC, INC.

By: DocuSigned by: Ash Walia 01654A3B70924B0...

Name: Ash Walia

Title: CFO

12/2/2022

DocuSign Envelope ID: 58189915-020F-4AFA-AE45-7CF75C8F010F

UPDATED SCHEDULE 1 (2022) INFORMATION TECHNOLOGY (IT) Fees The monthly Fees for the Services on this Schedule 1 shall initially be as set forth below: Services Torrid will provide Hot Topic with the following: 1. Application and Infrastructure Services a. Provide the operating environments, with capacity and resource-availability not less than that used by Hot Topic as of the date of this Agreement, and with the business applications as set forth above. 2. Business Processing, Infrastructure and Network Access Services for all Hot Topic locations that are associated with the application and infrastructure support set forth herein. Other Terms DocuSign Envelope ID: 58189915-020F-4AFA-AE45-7CF75C8F010F

If required by agreements with software and hardware licensors, Hot Topic and Torrid will provide such required information subject to its confidentiality obligations and solely as needed to provide the specific service; such information may include, but not be limited to, sales, number of locations and number of users with regard to agreements that require such information. Hot Topic shall comply with all policies and procedures generally applicable to Torrid in connection with the Services provided under this Schedule 1, including without limitation Torrid's Information Security Policy which is incorporated by reference in Appendix II. In addition, Torrid shall comply with the applicable provisions of Appendix II. The specific configurations and the specific applications and systems software made available may change at the option of Torrid, including changes required for regulatory, security and/or contractual compliance. Torrid shall provide Hot Topic reasonable advance notice of material changes. If the change is anticipated to materially impact Hot Topic's business, Torrid will provide the option to include Hot Topic in the testing of the solution either through direct participation or reporting of results of system testing. If Hot Topic implements any project not anticipated in this Agreement, any costs associated with such projects will borne solely by Hot Topic. To the extent Torrid resources are needed to support such projects, Hot Topic will also be responsible for any costs incurred by Torrid and Torrid will make commercially reasonable efforts to provide such services as requested by Hot Topic. Capital expenditures: For all future capital expenditures, the following economic rules will apply: o For all capital expenditures associated with shared systems not attributable directly to the growth or needs of either Hot Topic or Torrid (i.e., increases to license fees or other capital costs not based on revenue, stores, or other volume metrics), Torrid will charge Hot Topic annually half of the annual depreciation associated with such capital expenditures. o For all capital expenditures associated with shared systems attributable directly to the growth or needs of Hot Topic, Hot Topic will pay its equitable share of any capital expenditures (e.g., revenue-based license fee increases, store-count based fees) proportional to the increase in volume. Torrid may perform upgrades to and may, in its sole discretion, implement replacements of the software applications and systems software used by Hot Topic (those applications listed above) in conjunction with the implementation of such upgrades or replacements either (a) for Torrid generally; (b) with respect to any other Torrid businesses that have similar or the same software; or (c) as necessary for continued supportability of Hot Topic's applications that are being used at the effective date of this agreement. Certain projects which are underway or contemplated could result in changes to existing technology or business processes for Torrid. Torrid will notify Hot Topic of those material changes and associated cost implications, if any. If the change is anticipated to materially impact Hot Topic, Torrid will provide the option to include Hot Topic in the testing of the solution, either through direct participation or the reporting of results of system testing. Torrid will use commercially reasonable efforts to maintain Services of reasonable quality throughout any replacement or testing period. Furthermore, for all license fees that Hot Topic has historically paid directly to any vendor for Hot Topic’s usage, Hot Topic shall continue to directly pay vendor. For all license fees for which Torrid has historically reimbursed Hot Topic, Torrid will continue reimbursing Hot Topic until such time as the contract is transferred. Obligations of Torrid and Hot Topic Each month Hot Topic and Torrid IT leads will meet to discuss combined Hot Topic and Torrid agreements for equipment, software, hardware, network, telecommunications, and other IT services DocuSign Envelope ID: 58189915-020F-4AFA-AE45-7CF75C8F010F

that are coming up for expiration within ninety (90) days. At that time, Hot Topic and Torrid will determine if it would be practical (i.e. from a cost perspective) to separate such combined IT agreements so that Hot Topic and Torrid each have their own agreement. Once a contract is separated, Hot Topic and Torrid each agree to reimburse the contract signatory (either Hot Topic or Torrid) for the incremental costs associated with such contract separation, including but not limited to excess usage fees. Hot Topic shall provide the physical space, electricity, climate control, network access, and any other infrastructure necessary to support existing data centers in its distribution centers as it has prior to the Effective Date, and shall provide access to Torrid as required by Torrid to support its own business and to provide Services to Hot Topic associated with Torrid owned or leased equipment located at such distribution centers for the length of this Agreement, including any extensions. Hot Topic will be responsible for maintaining all equipment related to warehouse management systems for DCs and IFCs located in Hot Topic distribution centers. Termination of Agreement At any time during the term, Hot Topic or Torrid (“Terminating Party”) may terminate any or all of the Torrid Supported Services by providing written notice, in each case, specifying the Service(s) to be terminated and the termination date therefore. The Terminating Party will reimburse the other for any cost increases or penalties assessed by the vendor and caused by the early termination that occurs through that the expiration of the current term. From and after the effective date of the termination as provided for above, the Terminating Party shall have no further liability or obligation with respect to fees or expenses for such terminated Service(s), except for any accrued and unpaid fees or expenses for such terminated Service(s). For further avoidance of doubt, the Terminating Party will not be responsible for the costs associated with the terminated systems or services following the effective date of expiration of such current term. For avoidance of doubt, the Terminating Party will be responsible for any costs associated with terminating any of the systems not supported by the other (including all Distribution & Logistics systems, eCommerce systems, and store systems). Torrid has the option, upon expiration of a contract, for any system or subset thereof, to either: a) return the system(s) and related hardware to Hot Topic (at no cost to Hot Topic, unless Torrid incurred capital expenditures on the systems during the time it was providing services, in which case the cost will be equivalent to any remaining book basis of investments on capital expenditures incurred while Torrid was providing services), or b) commit to operating the system for one (1) additional year for a mutually agreed upon annual cost based on the actual cost to provide the service. For any system that Torrid elects to return to Hot Topic, o Torrid will provide two (2) months’ notice in advance of the date on which it will be returned, with the return date occurring on or about an anniversary of the Effective Date; and o Upon return of any system(s), (a) the applicable Services relating to such system(s) shall be terminated and this Schedule 1 shall be modified as appropriate to reflect the termination of such Services, and (b) the operations and related costs, including license and services fees, maintenance, support fees and costs and payroll, associated with those systems after the return of systems from Torrid will be the sole responsibility of Hot Topic. APPENDIX I TO SCHEDULE 1 – Deleted in its entirety. DocuSign Envelope ID: 58189915-020F-4AFA-AE45-7CF75C8F010F

APPENDIX II TO SCHEDULE 1 TORRID, INC. SECURITY AND COMPLIANCE POLICY [See Agreement.] DocuSign Envelope ID: 58189915-020F-4AFA-AE45-7CF75C8F010F

8 DocuSign Envelope ID: 58189915-020F-4AFA-AE45-7CF75C8F010F